                                                               EXHIBIT 2.2

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

         Amendment No. 1 dated as of February 26, 1998, to the Asset Purchase Agreement dated as of December 15, 1997 (the "ASSET PURCHASE AGREEMENT") by and among DynaGen, Inc., a Delaware corporation ("PARENT") and Superior Pharmaceutical Company, an Ohio Corporation and a wholly-owned subsidiary of Parent ("SUPERIOR"), Generic Distributors Incorporated, a Delaware corporation and a wholly owned subsidiary of Superior ("GDI" and, collectively with Parent and Superior, the "BUYERS") and Generic Distributors Limited Partnership, a Louisiana limited partnership ("GDLP"); United Pharmacists, Inc., a Louisiana corporation and general partner of GDLP (the "GENERAL PARTNER") and Mr. Don Couvillon ("MR. COUVILLON") (collectively with GDLP, the General Partner, and Mr. Couvillon, the "SELLERS"). Terms used herein but not defined herein shall have the meanings used in the Asset Purchase Agreement; and

         WHEREAS, the parties desire to amend the Asset Purchase Agreement, the Bill of Sale between Buyers and Sellers, the Employment Agreement of Mr. Couvillon and the Consulting Agreement of Mr. Johnson (collectively, the "Operative Documents") and reconfirm their obligations under the Asset Purchase Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the adequacy of which is hereby acknowledged, the parties hereby specifically amend the Asset Purchase Agreement and Operative Documents as set forth below:

         1. PARTIES TO THE AGREEMENT. Superior will hereby cease to be a party to the Asset Purchase Agreement and any all representations, warranties, covenants, obligations and Conditions to Closing previously applicable to Superior will hereby cease to exist, and Superior shall be relieved and discharged of any and all obligations under the Asset Purchase Agreement and Operative Documents. Any and all references to Superior in the Asset Purchase Agreement and Operative Documents are hereby removed. Furthermore, as a result of a corporate reorganization, GDI shall be recognized as a wholly owned subsidiary of Parent. Any and all references to GDI's status as a wholly owned subsidiary of Superior are hereby revised to reflect GDI's status as a wholly-owned subsidiary of Parent.

         2. PURCHASE PRICE. (a) Paragraph (a) of Section 1.05 Purchase Price, is hereby amended by renumbering (iii) to (iv) and inserting the following immediately before the newly numbered (iv): "(iii) 1,500 shares of Series F Convertible Preferred Stock of the Parent (the "SERIES F PREFERRED") which is convertible into $100,000 in value of Common Stock of the Parent commencing 120 days from the Closing Date," The amended paragraph shall read as follows:

         "(a) The purchase price for the Purchased Assets (the "PURCHASE PRICE") is (i)$1,200,000 in cash, and (ii) $1,050,000 in Series E Convertible Preferred Stock of the Parent (the "SERIES E PREFERRED") which is convertible into Common Stock of the Parent after twelve (12) months from the Closing Date, (iii) 1,500 shares of Series F Convertible Preferred Stock of the Parent (the "SERIES F PREFERRED"), which is convertible into $100,000 in value of Common Stock of the Parent commencing 120 days from the Closing; and (iv) the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 1.07."

         b. Paragraph (b) of Section 1.05 Purchase Price, is hereby amended by striking both references to $1,617,000 in the first sentence of paragraph (b) and replacing such number with $1,717,000. The amended paragraph shall read as follows:

         "(b) Buyers and Sellers hereby agree that if the total amount of Partners' Equity (as determined according to Section 1.08) on the Closing Date is less than $1,717,000, the cash payment of the Purchase Price from Buyers to Sellers will be reduced on a dollar- for-dollar basis for each dollar amount of Partners' Equity below $1,717,000. The Sellers will be responsible for paying to Buyers any refundable difference in cash within three (3) business days after the Closing Audit contemplated under Section 1.08."

         c. Paragraph (c) of Section 1.05 Purchase Price, is hereby amended by striking both references to $1,617,000 in the first sentence of paragraph (c) and replacing such number with $1,717,000. The amended paragraph shall read as follows:

         "(c) Buyers and Sellers hereby agree that if the total amount of Partners' Equity in GDLP on the Closing Date is greater than $1,717,000, all dollar amounts in excess of $1,717,000 will be refunded directly to GDLP as additional consideration for the purchase of the Business. The refund contemplated under this section shall be paid as follows: (i) in cash, to the extent that the Closing Balance Sheet (as determined by the Closing Audit contemplated under Section 1.08) represents a cash balance in excess of $300,000, each dollar above $300,000 shall be paid in cash within three (3) business days of the completion and delivery of the Closing Financial Statement (as that term is definedin Section 1.08) to eliminate the refund due the Sellers if any, and (ii) to the extent ththe cash amount in (i) is insufficient to satisfy the total refund due, any excess amount owed the Sellers will be paid by the Buyers in cash no later than 105 days after the Closing Date (as that term is defined in Section 1.07)."

         d. Paragraph (d) of Section 1.05 Purchase Price, is hereby amended by inserting "or Series F Preferred" after Series E Preferred. The amended paragraph shall read as follows:

         "(d) Buyers and Sellers hereby agree that none of the shares of Series E Preferred or Series F Preferred to be transferred from the Parent to the Sellers (under Section 1.05 (a)) may be distributed as either Preferred Stock or Common Stock to the Limited Partners of GDLP. Only proceeds from the sale of the Parent's Common Stock may be distributed to the Limited Partners of GDLP."

         e. Section 1.05 Purchase Price, is hereby amended by inserting new paragraph (e) after paragraph (d). The new paragraph shall read as follows:


Amendment No. 1 to asset Purchase Agreement

         "(e) Buyers and Sellers hereby agree that if all of the shares of Series E Preferred are converted by GDLP in accordance with the Certificate of Designations, Preferences and Rights of Series E Preferred Stock, as such document was filed with the Secretary of State of Delaware on December 15, 1997 (the "Series E CERTIFICATE OF DESIGNATION"), and the Stockholder's Total Value Account (as that term is defined in the Series E Certificate of Designation) does not equal $1,050,000, after all of the shares of Series E Preferred have been converted into Common Stock of the Parent and the Common Stock issued upon conversion has subsequently been sold or held in excess of five
         (5) trading days by GDLP, then the difference between the Stockholder's Total Value Account after all such conversions and $1,050,000 shall be equal to a dollar amount referred to as the "DEFICIENCY IN NET PROCEEDS." In the event that such a Deficiency in Net Proceeds shall arise, Buyers agree that in order to reduce the dollar amount of the Deficiency in Net Proceeds to a dollar amount equal to zero, additional shares of Series F Preferred shall be issued to the Sellers. The shares of Series F Preferred issued in accordance with this section shall be immediately convertible into Common Stock of the Parent in accordance with the Certificate of Designations, Preferences and Rights of Series F Preferred Stock, as such document was filed with the Secretary of State of Delaware on February 27, 1998 (the "SERIES F CERTIFICATE OF DESIGNATION"). The number of shares of Series F Preferred to be issued by Buyers to Sellers to reduce the Deficiency in Net Proceeds to a dollar amount equal to zero shall be determined as follows: (i) Buyers shall initially issue an additional 100 shares of Series F Preferred to Sellers (the "ADDITIONAL SERIES F SHARES"); (ii) Sellers may then convert the Additional Series F Shares into Common Stock of the Parent according to the terms of the Series F Certificate of Designation and such conversions shall be appropriately reflected in the GDLP Deficiency in Net Proceeds Total Value Account (as such term is defined in the Series F Certificate of Designation); (iii) when the dollar amount of the GDLP Deficiency in Net Proceeds Total Value Account is equal to (or greater than) the dollar amount of the Deficiency in Net Proceeds, any unconverted Additional Series F Shares will be automatically canceled by Parent without consideration; (iv) in the event that all 100 shares of the Additional Series F Shares are converted and the dollar amount of the GDLP Deficiency in Net Proceeds Total Value Account is still not equal to (or greater than) the dollar amount of the Deficiency in Net Proceeds, the Buyers shall repeat the provisions of (i), (ii), (iii) and (iv) of this paragraph. Once the dollar amount of the GDLP Deficiency in Net Proceeds Total Value Account is equal to (or greater than) the dollar amount of the Deficiency in Net Proceeds, any unconverted Additional Series F Shares will be automatically canceled by Parent without consideration. The Additional Series F Shares issued in accordance with this section, at the time of issuance will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights."

         3. ALLOCATION OF PURCHASE PRICE. Section 1.06 Allocation of Purchase Price, is hereby amended by striking $2,250,000 and inserting $2,350,000 in its place, and further by striking $1,617,000 and inserting $1,717,000 in its place. The amended section shall read as follows:


Amendment No. 1 to asset Purchase Agreement

         "The Purchase Price shall be allocated among the Purchased Assets in a reasonable manner (in order to reduce the valuation assigned to goodwill) between the payment for the assets of the Business and assumption of stated liabilities of the Business and for the consulting and the non-compete agreements to be signed by Mr. Couvillon and Mr. Johnson at the Closing. The amount of the Assumed Liabilities will not cause an adjustment of the $2,350,000 Purchase Price, provided GDLP maintains the Partners' Equity requirement of $1,717,000 as provided in
         Section 1.05."

         4. CLOSING. Section 1.07 Closing, is hereby amended by striking "on December 16, 1997" in paragraph (a) and replacing it with "at the time of Closing." The amended paragraph shall read as follows:

         "(a) Buyers shall pay the Purchase Price of $1,200,000 in cash at the time of Closing by a certified or official bank check payable to the order of Generic Distributors LimitedPartnership, or if Buyers receive wire transfer instructions at least two business days prior to the Closing, send wire transfers of $1,200,000 to an account specified by the Sellers."

         b. Paragraph (b) of Section 1.07 Closing, is hereby amended inserting "(with the exception of the Series F Preferred Stock, in which case the Series E will be on a parity with the Series F Preferred Stock), provided however that Parent shall not create or designate a series of preferred stock senior to the Series E Preferred Stock if the sole purpose of such new series of preferred stock is the acquisition of the capital stock or assets of another corporation in any business combination. Parent may create or designate a new series of preferred stock senior to or on a parity with the Series E Preferred Stock if the purpose of such new series of preferred stock is a financing for working capital obligations and general corporate purposes." after "currently outstanding or issued in the future" in the seventh sentence. Paragraph (b) of
Section 1.07 Closing is hereby further amended by striking the parenthetical "(if sold within 2 days of conversion)" in the eighth sentence and replacing it with "(if sold within five (5) days of conversion)." The amended paragraph shall read as follows:

         "(b) Buyers shall deliver one stock certificate representing the shares of Series E Preferred to the Sellers in the name of Generic Distributors Limited Partnership. None of the shares of Series E Preferred to be transferred from the Parent to the Sellers may be distributed as either Preferred Stock or Common Stock to the Limited Partners of GDLP. Only proceeds from the sale of the Parent's Common Stock may be distributed to the Limited Partners of GDLP. The Series E Preferred may be converted into Common Stock of the Parent after twelve
         (12) months from the Closing Date. No more than $42,000 of the preferred stock may be converted in any five (5) business days. The Conversion price will be based on the average closing bid price of Common Stock of the Parent as reported by NASDAQ over the three (3) day trading period prior to conversion. GDLP may decide to sell the Common Stock immediately or hold the shares as an investment. However, when net proceeds from the sale of the Common Stock (if sold within five (5) days of conversion) and conversion value of the unsold Common Stock equals $1,050,000, the remaining convertible shares held by GDLP will be canceled. The shares of Series E Preferred will rank higher than shares of Common Stock in liquidation



Amendment No. 1 to asset Purchase Agreement preference, but will rank lower than any other series of preferred stock of Parent currently outstanding or issued in the future (with the exception of the Series F Preferred Stock, in which case the Series E will be on a parity with the Series F Preferred Stock), provided however that Parent shall not create or designate a series of preferred stock senior to the Series E Preferred Stock if the sole purpose of such new series of preferred stock is the acquisition of the capital stock or assets of another corporation in any business combination. Parent may create or designate a new series of preferred stock senior to or on a parity with the Series E Preferred Stock if the purpose of such new series of preferred stock is a financing for working capital obligations and general corporate purposes. Preferred shares will not carry dividends and will be non-transferable. The terms of the Series E Preferred Stock are set forth on EXHIBIT E.

         c. Section 1.07 Closing, is hereby amended by relettering paragraphs
(c) and (d) to become paragraphs (d) and (e) respectively; the following shall be inserted immediately before the newly lettered paragraphs (d) and (e):

         "(c) Buyers shall deliver one stock certificate representing the shares of Series F Preferred to the Sellers in the name of Generic Distributors Limited Partnership. None of the shares of Series F Preferred to be transferred from the Parent to the Sellers may be distributed as either Preferred Stock or Common Stock to the Limited Partners of GDLP. Only proceeds from the sale of the Parent's Common Stock may be distributed to the Limited Partners of GDLP. The Series F Preferred may be converted into Common Stock of the Parent any time after June 25, 1998. No more 200 shares of the Series F Preferred Stock may be converted in any five (5) business days. The Conversion price will be based on the average closing bid price of Common Stock of the Parent as reported by NASDAQ over the three (3) day trading period prior to conversion. GDLP may decide to sell the Common Stock immediately or hold the shares as an investment. However, when net proceeds from the sale of the Common Stock (if sold within five (5) days of conversion) and conversion value of the unsold Common Stock equals $100,000, the remaining convertible shares held by GDLP (with the exception of any Additional Shares of Series F issued pursuant to
         Section 1.05(e)) will be canceled. The shares of Series F Preferred will rank higher than shares of Common Stock in liquidation preference, but will rank lower than any other series of preferred stock of Parent currently outstanding or issued in the future (with the exception of the Series E Preferred Stock, in which case the Series F Preferred Stock will be on a parity with the Series E Preferred Stock), provided however that Parent shall not create or designate a series of preferred stock senior to the Series F Preferred Stock if the sole purpose of such new series of preferred stock is the acquisition of the capital stock or assets of another corporation in any business combination. Parent may create or designate a new series of preferred stock senior to or on a parity with the Series F Preferred Stock if the purpose of such new series of preferred stock is a financing for working capital obligations and general corporate purposes. The Series F Preferred Stock will not carry dividends and will be non-transferable. The terms of the Series F Preferred Stock are set forth on EXHIBIT H."


Amendment No. 1 to asset Purchase Agreement

         5. CLOSING AUDIT AND ADJUSTMENTS. Paragraph (a) of Section 1.08 Closing Audit and Adjustments, is hereby amended by striking both references to "November 25, 1997" and replacing both with "the Closing Date." Furthermore,
Section 1.08 Closing Audit and Adjustments is hereby amended by striking both references to $1,617,000 in the second sentence of paragraph (a) are replacing such number with $1,717,000. The amended paragraph shall read as follows:

         "(a) The Sellers, in good faith, have prepared an estimate of the Closing Balance Sheet as of the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET"), and an estimate of the Closing Statement of Partners' Equity as of the Closing Date (the "ESTIMATED CLOSING STATEMENT OF PARTNERS' EQUITY") utilizing the books and records of GDLP and the taking of a physical inventory, in accordance with generally accepted accounting principles. If the Partners' Equity of GDLP as set forth on the Estimated Closing Statement of Partners' Equity reflects (i) Partners' Equity of less than $1,717,000 as of the Closing Date, the Purchase Price shall be reduced, dollar for dollar, by an amount equal to such shortfall, or(ii) Partners' Equity of more than $1,717,000 as of the Closing Date, the Purchase Price shall be increased, dollar for dollar, by an amount equal to such excess. Any increase in the Purchase Price will be paid to the Sellers in the manner explained in Section 1.05(c)."

         b. Paragraph (c) of Section 1.08 Closing Audit and Adjustments, is hereby amended by striking "with an appropriate adjustment made to reflect a "roll back" to the Closing Date to be used in creating the Closing Financial Statements." and replacing it with "with an appropriate adjustment made to reflect a "roll forward to the Closing Date to be used in creating the Closing Financial Statements." The amended paragraph shall read as follows:

         "(c) The scope of the audit and the procedures to be followed shall be agreed upon by Wolfe, Sellers and Buyers prior to the commencement of field work. The audit is to be made as of December 31, 1997 with an appropriate adjustment made to reflect a "roll forward" to the Closing Date to be used in creating the Closing Financial Statements. Buyers and its accountants shall be provided with all information used to value or record items on the Closing Financial Statements and have the right to witness or participate inthe taking and pricing of the physical inventory. In addition, Buyers and its accountantsshall have full access to review the work papers of Wolfe, and shall have access to the books and records of the Sellers as shall be necessary in connection with such audit simultaneously with the delivery of such books and records to Wolfe."

         d. Paragraph (e) of Section 1.08 Closing Audit and Adjustments, is hereby amended by striking the reference to $1,617,000 in the first sentence of paragraph (e) and replacing such number with $1,717,000. The amended paragraph shall read as follows:

         "(e) If the Partner's Equity of GDLP showing in the Closing Financial Statements as finally determined in accordance with the above shall be more or less than $1,717,000 (the shortfall or excess being referred to as the "FINAL ADJUSTMENT"), Buyers or Sellers shall pay to each other, within three (3) business days of the completion and delivery ofthe Closing Financial Statements an amount necessary to reconcile the Estimated


Amendment No. 1 to asset Purchase Agreement

'
                                      -7-

         Adjustment and the Final Adjustments. Any payments contemplated under this Section shall be paid according to Sections 1.05(b) and 1.05(c)."

         6. SERIES F PREFERRED AUTHORIZATION. Article III representations and Warranties of Parent and GDI is amended by adding Section 3.11 Series F Preferred Authorization. The New Section shall read as follows:

         "SECTION 3.11. SERIES F PREFERRED AUTHORIZATION. The shares of Series F Preferred to be issued pursuant to this Agreement will, at the time of Closing, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights."

         7. SECURITIES REGISTRATION. Section 4.06 Securities Registration, is hereby amended by inserting "or Series F Preferred" after "Series E Preferred" in the first sentence of Section 4.06. The amended section shall read as follows:

         "The Parent shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) including but not limited to the timely filing of all reports required to be filed pursuant to said Securities Act in order to permit the sale, transfer or other disposition under Rule 144 with respect to such Common Stock as is acquired upon conversion of the Series E Preferred or Series F Preferred in accordance with thisagreement. The Buyers shall furnish to any holder of registrable shares forthwith n uporequest (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of theParent as filed with the SEC, and (iii) such other reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such registrable shares without registration."

         8. ESCROW OBLIGATION. Section 6.03 Conditions Applicable to the Sellers, shall be amended by adding new paragraph (h) after paragraph (g). The new paragraph (h) shall read as follows:

         Sellers shall deposit the sum of $100,000 in a Cash Collateral Account at Fleet National Bank in Boston, Massachusetts ("FLEET"). Such account is being established to protect the Buyers against further liability arising under the DEA judgment entered against GDLP on March 12, 1997 (the "DEA Judgment") wherein GDLP was ordered to pay a civil penalty of $200,000 of which $196,000 was suspended for five years from March 12, 1997. At the conclusion of the five year judgment suspension period, the remaining balance in the Cash Collateral Account shall become the property of GDI.

         9. BILL OF SALE. Schedule D, the Bill of Sale between Sellers and Buyers (the "Bill of Sale") is hereby amended by striking the reference to December 15, 1997 in the first sentence of the first paragraph and the first sentence of the second paragraph and replacing such date with "as of the Closing Date." The Bill of Sale is further amended to remove DynaGen, Inc. as a party to


Amendment No. 1 to asset Purchase Agreement the Bill of Sale and any and all references to DynaGen, Inc. in the Bill of Sale are hereby removed. The amended Bill of Sale shall read as follows:

         "BILL OF SALE dated of the Closing Date, from Generic Distributors Limited Partnership, United Pharmacists, Inc., and Mr. Don Couvillon (collectively the "SELLERS") to Generic Distributors Incorporated ("GDI")( the "BUYERS").

         WHEREAS, on the terms and subject to the conditions set forth in the Asset Purchase Agreement dated as of the Closing Date between the Sellers and the Buyers (the "Agreement"), the Sellers have agreed to transfer to the Buyers, and the Buagreed to purchase and acquire, all of the Sellers' rights, title and interest in and tsubstantially all of the Sellers' assets relating to the Business (as defined in the Agreement), as further specified in the Agreement and the exhibits thereto (the "PURCHASED ASSETS")."

         10. COUVILLON EMPLOYMENT AGREEMENT. Exhibit A to Exhibit B of the Asset Purchase Agreement (the "Couvillon Employment Agreement") is hereby amended by striking the sentence "You will receive as a signing bonus 100,000 shares of Common Stock of DynaGen, Inc. paid at the Closing." in the second paragraph and replacing it with "You will receive at the Closing, as a signing bonus, 700 shares of Series F Convertible Preferred Stock of DynaGen, Inc., which is convertible into $50,000 in value of Common Stock of DynaGen, Inc. commencing 120 days from the Closing." Exhibit A to Exhibit B of the Asset Purchase Agreement is hereby further amended by adding "(such bonus may be payable in Common Stock of DynaGen, Inc. at your option)." to the third sentence of paragraph 2. The amended Exhibit A to the Couvillon Employment Agreement shall read as follows:

         "2. COMPENSATION. Your Base Salary shall be $110,000 per annum payable at the rate of $9,166.66 per month. The salary shall be reviewed, but not reduced, by GDI's Board of Directors on each anniversary date of this Agreement or at any intermediate stage in the discretion of the Board. You will receive a bonus of $25,000 to be paid in cash one hundred and twenty (120) days after the Closing of the Asset Purchase Agreement (such bonus may be payable in Common Stock of DynaGen, Inc. at your option). You will receive at the Closing, as a signing bonus, 700 shares of Series F Convertible Preferred Stock of DynaGen, Inc., which is convertible into $50,000 in value of Common Stock of DynaGen, Inc. commencing 120 days from the Closing. You will receive additional consideration of $33,333 per year (as separate and specific consideration for undertaking the restrictive covenants contained in the non-competition and non-solicitation subsections of Section 6 of this Agreement) for each year of this agreement that you remain employed by GDI and do not breach any agreement or undertaking involving the Employee's covenants on non-competition, non-solicitation, confidentiality and assignment of inventions."


Amendment No. 1 to asset Purchase Agreement

         11. JOHNSON CONSULTING AGREEMENT. Exhibit A to Exhibit C of the Asset Purchase Agreement (the "Johnson Consulting Agreement") is hereby amended by striking the sentence "You will receive as a signing bonus 100,000 shares of Common Stock of DynaGen, Inc. paid at the Closing." in the second paragraph. The removed sentence shall be replaced with "You will receive at the Closing, as a signing bonus, 700 shares of Series F Convertible Preferred Stock of DynaGen, Inc., which is convertible into $50,000 in value of Common Stock of DynaGen, Inc. commencing 120 days from the Closing." The amended Exhibit A to the Johnson Consulting Agreement shall read as follows:

         "2. COMPENSATION. Your Base Salary shall be $4,166 per month. You will receive at the Closing, as a signing bonus, 700 shares of Series F Convertible Preferred Stock of DynaGen, Inc., which is convertible into $50,000 in value of Common Stock of DynaGen, Inc. commencing 120 days from the Closing. You will receive additional consideration of $33,333 per year (as separate and specific consideration for undertaking the restrictive covenants contained in the non-competition and non-solicitation subsections of Section 6 of this Agreement) for each of the three (3) years after the Closing Date provided that you do not breach any agreement or undertaking involving the covenants on non-competition, non-solicitation, confidentiality and assignment of inventions."

         12. EXHIBIT H. The Asset Purchase Agreement is hereby amended by adding Exhibit H, Certificate of Designations, Preferences and Rights of Series F Preferred Stock.

Except as expressly set forth above, the Asset Purchase Agreement shall remain in full force and effect and the parties hereby reconfirm their representations, obligations and covenants as set forth in the Asset Purchase Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


Amendment No. 1 to asset Purchase Agreement

         IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties on the date first above written.


BUYERS:                                                     SELLERS:

DynaGen, Inc.                                               Generic Distributors Limited Partnership
(a Delaware corporation)                                    (a Louisiana limited partnership)

By:      /s/ DHANANJAY G. WADEKAR                           By:      /s/ GENERIC DISTRIBUTORS LIMITED PARTNERSHIP
         ------------------------                                    --------------------------------------------
Title:   Dhananjay G. Wadekar
         Chairman of the Board and                          By:      Donald Couvillon
         Executive Vice President


Superior Pharmaceutical Company                             United Pharmacists, Inc.
(an Ohio corporation, and subsidiary of                     (a Louisiana corporation)
DynaGen, Inc.)

By:      /s/ ERIC HAGERSTRAND                               By:      /s/ DONALD COUVILLON
         --------------------                                        ---------------------

Title:   Treasurer                                          Title:   President



Generic Distributors Incorporated                           /s/ DONALD COUVILLON
(a Delaware corporation, and subsidiary of Superior         --------------------
Pharmaceutical Company.)                                    Mr. Don Couvillon, Individually

By:      /s/ DHANANJAY WADEKAR
         ----------------------

Title:   Executive Vice President